EXHIBIT 99.1

PRESS RELEASE
First Quarter 2012 Results

► Continued strong triple-play net additions and handset sales drove 10% top line growth;
► Adjusted EBITDA up 11% yoy to €192.6 million, underlying margin of 52.9%;
► Success-based capital expenditures lay foundation for sustainable growth.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, May 2, 2012 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the first three months ended March 31, 2012.

HIGHLIGHTS

•
Revenue of €364.0 million, up 10% yoy, driven by a higher share of multiple-play, mobile and Sporting Telenet subscribers, higher stand-alone handset sales and selective price increases on basic cable TV and broadband. Excluding low-margin revenue generated from hardware sales, our revenue was up 8% yoy.

•	ARPU per customer relationship(4)(5) up 10% yoy to €44.8, the absolute yoy increase of €4.2 was our best achievement since Q4 2009;

•	Robust net additions of 22,700 triple-play subscribers, our best result since Q4 2009, to 805,800 at Q1 2012 quarter-end, representing now 37% of our overall customer base;

•	Adjusted EBITDA(1) of €192.6 million, up 11% yoy, resulting in an underlying margin of 52.9%. Excluding non-recurring elements, our Adjusted EBITDA grew 9% yoy;

•
Net profit fell 71% to €12.2 million as a result of a €17.6 million non-cash loss on our interest rate derivatives, higher interest expenses and amortization charges linked to the Belgian football broadcasting rights;

•	Accrued capital expenditures(2) amounted to €78.6 million, or 22% of revenue, driven by phasing of set-box capital expenditures, higher Fibernet migrations and the Pulsar node splitting project;

•
Free Cash Flow(3) fell 36% to €55.0 million driven by negative working capital movements, higher cash interest expenses and a final cash payment for the Belgian football broadcasting rights for the current season;

•
AGM/EGM of April 25, 2012 approved the proposed shareholder disbursement of €4.25 per share, including a gross dividend payout of €1.00 per share on May 10, 2012 and a net capital reduction payout of €3.25 per share on August 31, 2012.

As of and for the three months ended	March 2012	March 2011	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	364.0	331.6	10%
Operating Profit	92.7	86.5	7%
Net Profit	12.2	42.8	-71%
Basic Earnings Per Share	0.11	0.38	-71%
Diluted Earnings Per Share	0.11	0.37	-70%
Adjusted EBITDA (1)	192.6	174.2	11%
Adjusted EBITDA margin %	52.9%	52.5%
Accrued Capital Expenditures (2)	78.6	56.7	39%
Accrued Capital Expenditures as % of revenue	22%	17%
Free Cash Flow (3)	55.0	85.5	-36%

OPERATIONAL HIGHLIGHTS (Serviced premises)

Total Cable TV	2,180,700	2,253,700	-3%
Analog Cable TV	779,500	1,024,700	-24%
Digital Cable TV (Telenet Digital TV + INDI)	1,401,200	1,229,000	14%
Broadband internet	1,326,000	1,249,200	6%
Fixed telephony	902,300	830,500	9%
Mobile telephony	249,900	210,600	19%
Triple-play customers	805,800	734,700	10%
Services per customer relationship (4)	2.02	1.92	5%
ARPU per customer relationship (€ / month) (4) (5)	44.8	40.6	10%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 2

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company's efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 10.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company's consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, and (iii) principal payments on capital leases (exclusive of network-related leases), each as reported in the Company's consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company's ability to service debt and fund new investment opportunities and should not replace the measures in accordance with IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call - Telenet will host a conference call for institutional investors and analysts on May 3, 2012, at 3.00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company's website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company's Consolidated Annual Report 2011 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the first three months ended March 31, 2012 have been made available on the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations, our ability to make value-accretive investments, and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2011 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and have been made available on our website on March 23, 2012.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission's Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on May 2, 2012 at 5.45pm CET

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 3

Commenting on the results, Duco Sickinghe, Telenet's Chief Executive Officer, stated:

“2012 got off to a great start and the solid progress we have achieved in the first quarter of 2012, both in operational and financial terms, has set the basis for another year of solid growth in our business. Despite the macro-economic challenges and the intensely competitive environment, we have achieved robust net new subscriber growth across all our core residential products of digital TV, broadband internet and fixed telephony. Our strategy, which is built around the cornerstones of maintaining a leading network platform, differentiating services from our competitors and providing excellent customer service, is clearly paying off. Today, our hybrid fiber-coaxial cable network is capable of offering internet speeds of up to 100 Mbps across our entire footprint. Our persistent commitment to deliver innovative products to consumers resulted in strong operating results.

We were particularly pleased with the strong take-up of our triple-play products in the quarter, adding 22,700 net new triple-play subscribers, which was our best performance since Q4 2009. At present, approximately 37% of our customer base is subscribing to all three fixed products compared to 33% a year ago. The continued increase in the average number of services per unique customer, together with a growing contribution from our Sporting Telenet pay television sport channels and the favorable impact from selective price increases, reflecting an overall increase in the underlying cost of living, resulted into a €4.2 year-on-year increase in our ARPU per unique subscriber to €44.8, which was our strongest performance since Q4 2009. We were also pleased with the improved run-rate of our mobile business in the first quarter, which was driven by our successful launch of SIM-only rate plans at the end of last year. We now serve a quarter of a million postpaid mobile subscribers. Earlier today, we extended our Full-MVNO agreement with Mobistar, which will improve both our competitive position in the mobile market and the underlying profitability of our mobile business. Combined with the continued roll-out of our Homespots and public hotspots, new competitive rate plans and an extensive portfolio of premium handsets, we believe we have the foundations in place for further mobile growth in 2012 and beyond. Once our Homespots are fully activated, we will be able to offer our customers the best WiFi coverage available in our footprint.

Our top line growth rate further improved in the first quarter as compared to previous quarters as we recorded revenue growth of 10% yoy to €364 million. Our revenue growth was driven by the solid inflow of higher ARPU multiple-play subscribers, a growing contribution from our Sporting Telenet platform and our mobile business, higher handsets sales and the positive impact from last year's selective price increases. Excluding low-margin revenue generated from the sale of handsets and set-top boxes, our top line growth for the quarter would have been 8%. We anticipate that our revenue growth, and consequently our Adjusted EBITDA growth, will be stronger in the first half of the current fiscal year as a result of the price increases and Sporting Telenet subscribers which both started to contribute to our growth in Q3 2011. Despite us realizing faster growth in lower-margin businesses and higher lower-margin handset sales, we managed to expand our underlying Adjusted EBITDA margin to 52.9% from 52.5% a year ago, resulting in Adjusted EBITDA of €193 million. Our Adjusted EBITDA was positively influenced in the quarter by lower personnel expenses due to the release of certain prior year bonus accruals, without which our Adjusted EBITDA would have grown 9% yoy. We recorded accrued capital expenditures of €79 million, equivalent to 22% of our revenue. The increase versus last year was driven by higher set-top box rentals ahead of the start of our analog channel reshuffling in April and accelerated investments in our Pulsar node-splitting project. In terms of Free Cash Flow, we delivered €55 million in Q1 2012. The 36% yoy decrease is primarily due to higher cash interest expenses following our refinancing operations, a final cash payment on the exclusive broadcasting rights of the Belgian football championship for the current season and unfavorable movements in our working capital, which we anticipate to reverse later throughout the year. Hence, we comfortably reiterate our full year outlook as presented at the end of February.

Last week, our AGM/EGM approved the proposed shareholder disbursement of €4.25 per share. The gross dividend of €1.00 per share will be paid on May 10, followed by the net pay-out of the €3.25 per share capital reduction on August 31. Meanwhile, we will continue to execute our €50 million Share Repurchase Program 2012, on which we spent €12.2 million in Q1 and of which approximately 50% has been executed to date. Our solid level of organic Free Cash Flow, supplemented by a prudent use of our leverage strategy as we continue to target a Net Total Debt to EBITDA ratio between 3.5x and 4.5x, will continue to allow for a sustainable attractive shareholder remuneration in the future in absence of M&A and/or significant changes to our business model.”

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1	Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of INDI subscribers: As of January 1, 2012, subscribers to Telenet's INDI platform, which Telenet acquired in October 2008 as part of the Interkabel Acquisition, are no longer recognized as Digital Cable TV subscribers given the non-interactive status of the INDI platform and the fact that these subscribers generally do not generate incremental revenue. As of January 1, 2012, all INDI subscribers (53,700 at December 31, 2011) are accounted for as Analog Cable TV subscribers. This reclassification does not affect the total number of basic cable TV subscribers Telenet reports, nor the segmented cable television revenue Telenet reports.

Free Cash Flow: As from the Q1 2012 reporting, Telenet has changed its definition of Free Cash Flow, aligning with the definition used by Telenet's controlling shareholder Liberty Global, Inc. Prior to Q1 2012, Free Cash Flow was defined as net cash provided by the operating activities of Telenet's continuing operations less purchases of property and equipment and purchases of intangibles of its continuing operations, each as reported in the Company's consolidated statement of cash flows. As from Q1 2012, Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, and (iii) principal payments on capital leases (exclusive of network-related leases), each as reported in the Company's consolidated statement of cash flows. The retroactive implementation of the new Free Cash Flow definition as from January 1, 2011 onwards would have reduced our Free Cash Flow for Q1 2011 and for the full year 2011 by €1.0 million and €4.3 million, respectively.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

During the first three months of 2012, we managed to add 88,000 net new subscribers to our core residential products of Telenet Digital TV, broadband internet and fixed telephony. Hence, we were able to add 4% more RGUs as compared to the prior year period, despite the continued macro-economic backdrop and intensely competitive environment. Our Q1 2012 net new subscriber growth almost matched the strong performance of the preceding quarter, which is generally a robust quarter due to seasonal patterns in our business.

As in recent quarters, we continued to enjoy a solid progress in our multiple-play penetration. We attracted 22,700 net new triple-play subscribers in Q1 2012, which marks our best result since Q4 2009. We believe these robust additions are the result of the successful repositioning of our multiple‐play bundles in early 2011 as customers can now select to add both digital TV and fixed telephony to their stand‐alone broadband product for an additional €10 per month. On March 31, 2012, the total number of triple-play subscribers reached 805,800, up 10% as compared to March 31, 2011. Hence, the number of triple-play subscribers as a proportion of our total customer base continued to grow from 33% at the Q1 2011 quarter-end to 37% at the Q1 2012 quarter-end.

On March 31, 2012, we served 2,180,700 unique customer relationships and the total number of services they ordered (excluding mobile telephony) reached 4,409,000 (+2% year-on-year). Consequently, the average number of services per customer relationship exceeded the level of two services for the first time and reached 2.02 at the end of March 2012 (+5% year-on-year). All of our 2,180,700 unique customer relationships at the end of Q1 2012 subscribed to our basic cable television offer, of which 1,401,200 had upgraded to the higher ARPU generating digital TV platform, while 1,326,000 also subscribed to one of our leading broadband internet products and 902,300 also ordered fixed telephony from us.

Given the continued commercial traction of our multiple-play bundles and the successful execution of our upselling and cross-selling strategy, the proportion of single-play subscribers as a percentage of our overall customer base continued to decrease. Yet, since 35% of our customer base is still taking only one product from us, we continue to see sound growth opportunities from upselling our remaining single‐play subscribers to our attractive multiple‐play propositions. At the same time, we will focus on converting our cable TV subscribers to our digital TV platform. Both

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 5

directional movements are expected to increase the ARPU per customer relationship and hence be supportive to our top line growth.

ARPU PER CUSTOMER RELATIONSHIP

We consider the customer value, reported as ARPU per customer relationship, to be one of our key operational metrics since we seek to obtain a larger share of our customers' spending on media, entertainment and telecommunications services. The ARPU per customer relationship reached €44.8 for the first three months of 2012, a 10% increase as compared to the prior year period when the ARPU per customer relationship yielded €40.6. The absolute year-on-year increase of €4.2 in the quarter was our best achievement since Q4 2009. In addition to a higher share of multiple-play and digital cable television subscribers in our overall customer base and the continued success of our Fibernet products, we attribute the robust performance in the quarter to the growing contribution from our Sporting Telenet pay television channels and the selective price increases on certain broadband products and the basic cable television subscription fee in August and October last year, which were linked to an overall increase in the cost of living. These factors more than outweighed the pressure we continue to experience on the individual product ARPUs as a result of a growing proportion of bundle and other price discounts. The ARPU per customer relationship, as mentioned above, excludes the recurring revenue generated by our increasing base of postpaid mobile subscribers.

1.2    Broadband internet

At the end of March 2012, we served 1,326,000 broadband internet subscribers, a 6% increase as compared to the prior year period. Consequently, 46.5% of the total number of homes connectable to our network subscribed to one of our broadband internet offerings at the end of March 2012 compared to 44.2% at the end of March 2011. During the first three months of 2012, we attracted 20,400 net new broadband internet subscribers, which is a comparable run-rate relative to the achieved average for the whole of 2011. We believe this reflects our attractive product offering relative to competing technologies and our overall focus on customer experience. The ISP Monitor Speed Test1, which ranks the real speeds of all internet providers in Belgium, confirms our leading position and the attractive positioning of our products on real delivered speed versus all of our main competitors. Annualized churn slightly decreased in Q1 2012 as compared to the preceding quarter to 7.7%, and was only fractionally higher as compared to the prior year quarter.

In early 2011, we started to commercialize Fibernet across our entire footprint and to date we remain the fastest internet service provider in our footprint with unrivalled download speeds of up to 100 Mbps. We are pleased with the customer take-up of our high-end products. At the end of March 2012, approximately 24% of our installed base subscribed to Fibernet. This success clearly demonstrates customers' demand for reliable and high speed broadband connections so they can access the internet through multiple devices simultaneously.

1.3    Telephony

1.3.1    Fixed telephony

Gross sales for our fixed telephony products have consistently been running at higher levels since our introduction early last year of our repositioned multiple-play bundles with the inclusion of attractively priced flat-fee rate plans for originated calls to domestic fixed lines during offpeak times. Furthermore, we introduced FreePhone Mobile in November last year, which allows our fixed telephony customers to make free offpeak calls to mobile lines in Belgium. As a result, we achieved our best result in terms of gross fixed telephony sales since Q1 2009 when we were still enjoying the early benefits from the Interkabel Acquisition.

For the first three months of 2012, we attracted 22,200 net new fixed telephony subscribers, adding to a total of 902,300 fixed telephony subscribers as of March 31, 2012 (+9% year-on-year). The penetration of our fixed telephony

___________________

1 The ISP Monitor Speed Test is an independent source for bandwidth speed comparison. The results shown on www.ispmonitor.be are a summary of the test results gathered by the users of ISP Monitor software.

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service relative to the total number of homes passed by our network continued to grow from 29.4% at the end of March 2011 to 31.7% at the end of March 2012. Annualized churn for our fixed telephony service remained stable quarter-on-quarter at 7.9%, and was only fractionally higher as compared to the prior year quarter's result of 7.6%.

1.3.2     Mobile telephony

Our introduction at the end of last year of attractively priced SIM-only mobile telephony rate plans, as a complement to our broad range of subsidized rate plans, proved successful. During the first three months of 2012, we experienced an acceleration in the intake of net new postpaid subscribers driven by the successful launch of our Walk & Connect 15 rate plan. A week ago, we also launched a new rate plan Walk & Connect 20, which is tailored for heavy text users.

Despite the anticipated negative impact from the clean-up of low-ARPU inactive subscribers on our overall customer numbers in Q1 2012, we recorded the best result in terms of net new subscriber inflow in more than a year (11,200 in Q1 2012). On March 31, 2012, we served almost a quarter of a million mobile telephony subscribers (249,900), up 19% as compared to the prior year period. Combined with the continued rollout of our Homespots and public hotspots and an extensive portfolio of premium handsets, including all major mobile operating systems such as Android, iOS and Windows Mobile, we believe we have the foundations in place for further mobile growth in 2012 and beyond.

1.4    Television

1.4.1    Digital & Premium Television

On March 31, 2012, 1,401,200 of our basic cable television subscribers had upgraded to our interactive Telenet Digital TV platform, which offers a much richer viewing experience and access to a wide variety of thematic channel packs and digital pay TV services as well as an extensive video-on-demand (VOD) library. This implies a digitalization rate of 64% as of March 31, 2012 as compared to 55% at the end of March 2011. All of our digital cable television subscribers are on our interactive bi-directional digital TV platform following the reclassification of our INDI subscribers as described in §1 on page 4. During the first three months of 2012, we recorded 45,400 net new Telenet Digital TV subscribers, which we believe is a strong performance in light of the intensely competitive environment and reflects the attractive positioning of our product in terms of convenience and pricing.

In June last year, we acquired the exclusive broadcasting rights for the most important fixtures of the Belgian football championship and subsequently we revamped our sports pay television channels into Sporting Telenet. At the end of March 2012, approximately 182,000 customers subscribed to our pay television sports channels (+51% year-on-year). The acceleration in terms of customer intake in Q1 2012 was mainly linked to the start of the play-offs, which kicked off in April and of which the vast majority of fixtures are only exclusively available on our platform. From the 2012-2013 season onwards, we will be able to broadcast all league matches, including the five remaining secondary matches on a non-exclusive basis, which is expected to drive incremental subscriber growth.

1.4.2    Basic Cable Television

Subscribers to our basic cable television service totaled 2,180,700 at the end of March 2012 as compared to 2,253,700 at the end of March 2011. This implies a net organic loss of 73,000 basic cable TV subscribers, reflecting the intensely competitive environment and the availability of competing digital platforms in our footprint. This organic loss excludes migrations to our digital television platform and represents customers churning to competitors' platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint.

In Q4 last year, we succeeded in slowing down the pace of net organic attrition following a temporary increase in our loss rate in the middle of last year because of a 4.2% increase in the basic cable television subscription fee. We were pleased to see that this moderating trend continued in Q1 2012 despite the upcoming reshuffling of our analog channel lineup. Nevertheless, given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and the availability of competing digital television platforms, we anticipate

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 7

that the number of basic cable TV subscribers will continue to decline. We believe that the anticipated erosion in the number of TV‐only subscribers will be more than offset by further growth in multiple‐play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

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2	Financial highlights

2.1    Revenue

For the first three months of 2012, we generated revenue of €364.0 million, a 10% increase as compared to the prior year period when we generated revenue of €331.6 million. All of our revenue growth in the quarter was organic and directly driven by underlying RGU growth, the ongoing migration from analog to digital TV and the continued uptiering of our existing broadband customer base to Fibernet, all resulting in a higher value per customer. We also saw a strong increase in our stand-alone iPhone 4S handset sales compared to Q1 2011, which is recorded under Distributors/Other revenue. Excluding the low-margin revenue generated from the sale of handsets and set-top boxes, our top line growth would have been 8% in Q1 2012. Our business services division, Telenet for Business, also delivered healthy top line growth driven by strong growth for our value-added services including hosting, managed security and cloud solutions.

Compared to the previous quarters, our organic revenue growth rate showed a further improvement as a result of a higher contribution from Sporting Telenet and the selective price increases on certain broadband internet services and basic cable TV which were linked to an increase in the underlying cost of living. Since these elements started to contribute to our growth in Q3 2011, we anticipate our revenue growth rate to be higher in the first half of the year as compared to the second half, as embodied within our full year outlook.

BASIC CABLE TELEVISION

The monthly basic cable television subscription fee paid for our analog and digital cable television channels remains an important contributor to our revenue and represents a steady source of cash flow. For the first three months of 2012, we generated €80.6 million of basic cable television revenue as compared to €79.9 million for the prior year period. The negative impact resulting from an average lower number of active subscribers was fully offset by the favorable impact from the 4.2% increase in our basic cable television subscription fee as of October 2011 related to an increase in the underlying cost of living. We anticipate this price increase to have a gradual positive effect on our basic cable television revenue throughout most of the year.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital cable television subscribers on top of the basic cable television revenue as described above. In addition to video‐on‐demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high‐end HD and PVR‐enabled set‐top boxes. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages (including Sporting Telenet) and interactive services on our platform. In Q1 2012, we recorded premium cable television revenue of €55.0 million, marking a €12.1 million increase as compared to the prior year period which is the highest absolute revenue growth we achieved to date. We attribute this robust performance to the growing contribution from our Sporting Telenet pay television channels, which exclusively broadcasts the most important fixtures of the Belgian football championship alongside the most renowned international football leagues.

DISTRIBUTORS/OTHER

Distributors/Other revenue includes revenue related to (i) the sale of set‐top boxes, (ii) revenue from cable television activation and installation fees, (iii) other services such as online advertising on our portal and community websites and (iv) the contribution from third‐party sales and stand-alone mobile handset sales through our distribution channels. Compared to the prior year period, our Distributors/Other revenue jumped 38% in Q1 2012 to €17.1 million, primarily because of higher stand-alone iPhone 4S handset sales. These sales typically generate a very low margin.

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RESIDENTIAL BROADBAND INTERNET

For the first three months of 2012, our residential broadband internet revenue, which captures the revenue generated by both our residential and business broadband internet subscribers, totaled €113.4 million. This implies a 4% increase as compared to the prior year period. In addition to continued RGU growth, our residential broadband internet revenue was supported by a higher share of Fibernet customers in the overall mix and the favorable impact from the price increase on certain stand-alone product tiers as of August last year.

RESIDENTIAL TELEPHONY

Our residential telephony revenue, which includes the contribution from both our fixed and mobile business, jumped €9.5 million, or 14%, to €75.3 million in Q1 2012 as compared to the prior year period. Our fixed telephony revenue in Q1 2012 showed a 9% increase as compared to the prior year period driven by robust RGU growth on the back of the success of our FreePhone Mobile rate plan. The resulting decline in usage‐related revenue was fully offset by higher subscription-based revenue because of a higher number of RGUs. Our mobile business also continued to make a growing contribution to our overall top line growth driven by 19% growth in the number of postpaid subscribers and a further increase in our mobile ARPU following our increased focus on smartphones and customers with a higher lifetime value.

BUSINESS SERVICES

Telenet for Business, our business services division, generated revenue of €22.6 million in Q1 2012, up 3% as compared to the prior year period. Higher security-related revenue as a result of new contract wins, and sustained demand for our leading connectivity products, were offset by a lower amount of non-recurring install revenue in Q1 2012 as compared to the prior year period and a further decline in voice-related revenue. Going forward, we continue to see sound growth prospects for our business services division driven by the availability of our leading connectivity solutions alongside a portfolio of value-added services.

2.2    Expenses

Our total operating expenses for the first three months of 2012 totaled €271.3 million, up 11% as compared to the prior year period when we incurred total operating expenses of €245.1 million. The increase in our total operating expenses was predominantly attributable to higher depreciation and amortization charges as a result of the pro-rata amortization of the Belgian football broadcasting rights and higher network operating and service costs.

•
Employee benefits in Q1 2012 amounted to €35.4 million, a 4% decrease as compared to the prior year period despite the negative impact from the compulsory wage indexation of approximately 3.5% for all of our employees since early 2012. The year-on-year decrease in our personnel expenses was mainly driven by a €2.3 million decrease related to the release of certain prior year bonus accruals, without which our personnel expenses would have increased approximately 2%.

•
Depreciation and impairment increased 21% year-on-year to €97.8 million. This increase primarily reflected the acquisition of the exclusive broadcasting rights for the main fixtures of the Belgian football championship for three seasons starting July 2011. These broadcasting rights are being amortized on a pro rata basis as the football seasons progress.

•
Network operating and service costs, which include all of our direct expenses such as call center costs, costs related to handset purchases, interconnect, programming and network-related expenses, continued to represent the vast majority of our total operating expenses. Our network operating and service costs increased 16% to €107.0 million in Q1 2012 as compared to the prior year period. The increase was predominantly attributable to higher costs related to handset sales in the quarter, higher copyright expenses as a result of the increased basic cable TV subscription fee as from October 2011 and higher programming costs related to the Belgian football championship. Furthermore, we incurred higher interconnect costs as a result of the launch of FreePhone Mobile, offset by a decline in fixed-to-mobile termination rates since January 2012.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 10

•
Advertising, sales and marketing expenses reached €16.5 million in Q1 2012 as compared to €13.0 million in Q1 2011. The 27% year-on-year increase is attributable to a timing variance of certain of our marketing campaigns as compared to last year.

•
Other costs, including operating charges related to acquisitions or divestitures and restructuring charges, totaled €12.5 million in Q1 2012 as compared to €15.2 million in Q1 2011. This cost line primarily reflects business‐supporting corporate advisory and legal fees.

Our total operating expenses represented approximately 75% of our overall revenue in Q1 2012 as compared to approximately 74% for the prior year period. The increase was predominantly attributable to higher depreciation and amortization charges and higher network operating and service costs. Hence, cost of services provided as a percentage of revenue slightly increased to approximately 58% in Q1 2012 from approximately 56% in Q1 2011. Selling, general & administrative expenses as a percentage of revenue declined 200 basis points from approximately 18% in Q1 2011 to approximately 16% in Q1 2012 as a result of lower personnel expenses and lower expenses related to share based compensation.

2.3    Adjusted EBITDA and operating profit

For the first three months of 2012, we generated Adjusted EBITDA of €192.6 million, marking an 11% increase as compared to the prior year period when we achieved Adjusted EBITDA of €174.2 million. Despite us realizing faster growth in lower margin activities, more low-margin handset sales and higher sales, advertising and marketing expenses in the quarter, we succeeded in expanding our underlying Adjusted EBITDA margin by 40 basis points to 52.9%, which is the highest margin we achieved to date in the first quarter. Our margin in Q1 2012 was positively influenced by the aforementioned release of certain prior year bonus accruals, without which our Adjusted EBITDA would have grown 9% year-on-year. Our continued focus on maintaining efficient operations and platform improvements within our organization, a relatively larger share of triple‐play subscribers in our net additions subscriber mix, strict control on our overhead expenses and generally less spending on our mobile activities remained the key drivers for our achieved Adjusted EBITDA growth.

Exhibit 1: Reconciliation between Adjusted EBITDA and total comprehensive income for the period (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2012	2011	Change %

Adjusted EBITDA	192.6	174.2	11%
Adjusted EBITDA margin	52.9%	52.5%

Share based compensation	(2.1)	(6.5)	-68%
Operating credits (charges) related to acquisitions or divestitures	—	(0.0)	n/a
Restructuring charges	—	(0.1)	n/a

EBITDA	190.5	167.6	14%

Depreciation, amortization and impairment	(97.8)	(81.1)	21%

Operating profit	92.7	86.5	7%

Net Finance expense	(67.9)	(13.4)	407%
Share of the loss of equity accounted investees	(0.0)	(0.1)	-100%
Income tax expense	(12.6)	(30.2)	-58%

Total comprehensive income for the period	12.2	42.8	-71%

The 11% year-on-year increase in our Adjusted EBITDA in Q1 2012 was slightly offset by 21% higher depreciation and amortization charges primarily as a result of the pro rata amortization of the acquired Belgian football broadcasting rights. Still, our operating profit grew 7% year-on-year from €86.5 million in Q1 2011 to €92.7 million in Q1 2012.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 11

2.4    Net result

FINANCE INCOME AND EXPENSES

Our net finance expenses totaled €67.9 million in Q1 2012 as compared to €13.4 million in the prior year period. This year-on-year increase was primarily caused by a €17.6 million loss on our interest rate derivatives in Q1 2012 as compared to a gain of €37.0 million in Q1 2011, partially offset by the fact that we incurred a loss of €5.3 million in Q1 2011 as a result of the early redemption of certain Term Loans. Furthermore, we incurred higher interest expenses on the Term Loans under our Senior Credit Facility, and on the deferred payment of the 3G mobile spectrum.

Interest income and foreign exchange gain
Interest income and foreign exchange gain was €2.8 million in Q1 2012, a €0.7 million increase as compared to the prior year period. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions.

Interest expenses and foreign exchange loss
Our interest expense and foreign exchange loss totaled €53.1 million in Q1 2012, up from €47.2 million in the prior year period. The 13% increase is the cumulative effect of (i) the issuance of an additional €175.0 million Term Loan under our existing Senior Credit Facility in February 2012, (ii) the interest on the deferred payment of the 3G mobile spectrum, and (iii) higher EURIBOR interest rates which set the basis for the majority of the interest expenses on our Senior Credit Facility.

Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and the second half of 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend the hedges' maturities to cover the entire duration of our floating rate debt instruments up to 2021. As of March 31, 2012, we had a combination of 2% of caps, 20% of collars and 78% of swap instruments that provide for a maximum average interest rate of 4.0% on top of the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. In Q1 2012, we incurred a loss of €17.6 million versus a gain of €37.0 million in Q1 2011, mainly driven by a downward shift of the projected forward interest rate curve.

The mark-to-market valuation of our interest rate derivatives depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective instruments' lifetime rise (fall), we expect the mark-to-market valuation of these instruments to increase (decrease) and to have a positive (negative) impact on our net result.

Loss on extinguishment of debt
As a result of the early redemption of certain outstanding Term Loans under our Senior Credit Facility for an aggregate €286.5 million, €5.3 million of third-party costs and related deferred financing costs were expensed in Q1 2011.

INCOME TAXES

We recorded an income tax expense of €12.6 million in Q1 2012 compared to an income tax expense of €30.2 million in Q1 2011. The higher losses on our derivative financial instruments in Q1 2012 reduced our overall profit before income taxes, which had a positive impact on the year-on-year evolution of our deferred income tax expenses.

NET INCOME

We recorded a net profit of €12.2 million in Q1 2012, including a loss on our interest rate derivatives of €17.6 million, without which we would have recorded a net profit

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 12

of €29.8 million. In the prior year period, we reported a net profit of €42.8 million, including a €37.0 million gain on our interest rate derivatives and a €5.3 million loss on extinguishment of debt, without which we would have recorded a net profit of €11.1 million. The underlying increase in our net profit, excluding gains and losses on derivative financial instruments and losses on extinguishment of debt, primarily reflected lower deferred income tax expenses, offsetting the negative impact from higher amortization charges on the Belgian football broadcasting rights.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Net cash from operating activities decreased 13% to €147.5 million in Q1 2012 compared to €169.1 million in the prior year period. The strong underlying cash generation from our operations was offset by a €21.6 million unfavorable trend in our working capital in the quarter and higher cash interest expenses whereas last year's result was positively influenced by a non-recurring cash gain on our interest rate derivatives. We expect that the negative impact from our working capital movements in Q1 2012 will be neutralized during the remainder of the year.

NET CASH USED IN INVESTING ACTIVITIES

We used €89.9 million of net cash in investing activities in Q1 2012, up 10% versus the €81.4 million we used in Q1 2011. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €10.4 million for the second tranche of the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. Hence, we have now fully settled the cash payments for the current 2011-2012 season. In Q3 2012, we anticipate to make another cash payment ahead of the start of new 2012-2013 season, with the remaining payment due in Q1 2013. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

For the first three months of 2012, we generated Free Cash Flow of €55.0 million, compared to €85.5 million in the prior year. The 36% year-on-year decrease in our Free Cash Flow was predominantly driven by the €10.4 million cash payment for the Belgian football broadcasting rights for the remainder of the current season, higher cash interest payments as discussed above and a negative evolution in our working capital, partially offset by growth in our overall business. We reaffirm our full year outlook for Free Cash Flow, which we believe will be stable versus prior year.

NET CASH FROM FINANCING ACTIVITIES

Net cash from financing activities amounted to €28.0 million in Q1 2012, compared to net cash used in financing activities of €1.8 million in Q1 2011. Net cash from financing activities in Q1 2012 primarily reflected the positive net effect from the issuance of a €175.0 million Term Loan T under our existing Senior Credit Facility in February 2012 and the temporary redemption of €124.0 million under Term Loans Q and R, for an aggregate €51.0 million, €12.2 million used for the repurchase of own shares under the Share Repurchase Program 2012, and €10.8 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, and debt issuance costs. The net cash used in financing activities in Q1 2011 reflected a net positive effect of €13.5 million from the issuance of additional debt and the early redemption of certain Term Loans with shorter maturities, offset by €15.3 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, and debt issuance costs.

2.6    Debt profile, cash balance and leverage ratio

DEBT PROFILE

As of March 31, 2012, we carried a total debt balance of €3,017.6 million, of which €1,280.6 million is owed under our Senior Credit Facility and €1,300.0 million is related to the four Notes issued in 2010 and 2011. It also included €60.7

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 13

million for the outstanding portion of the 3G mobile spectrum. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

In February 2012, we issued an additional Facility under our Senior Credit Facility (Term Loan T) for an aggregate amount of €175.0 million to benefit from the temporary attractive window in the European debt markets. As per the agreement, this Term Loan, with a maturity date of December 31, 2018, will carry a floating interest rate of 3.50% over the EURIBOR rate.

On February 29, 2012, we entered into two additional facility accession agreements, the Additional Facility Q2 Accession Agreement (the Q2 Accession Agreement) and the Additional Facility R2 Accession Agreement (the R2 Accession Agreement) under our Senior Credit Facility. Pursuant to the Q2 Accession Agreement and the R2 Accession Agreement, certain lenders agreed to provide new Term Loan facilities in an aggregate principal amount of €74.0 million (Term Loan Q2) and €50.0 million (Term Loan R2), respectively. In connection with these transactions, certain lenders under the existing Term Loan Q and Term Loan R agreed to novate their existing Term Loan Q commitments (in an aggregate amount of €74.0 million) and their existing Term Loan R commitments (in an amount of €50.0 million) to Telenet Luxembourg Finance Centre S.a.r.l. and to enter into the new Term Loan Q2 and Term Loan R2. Term Loan Q2 and Term Loan R2 are available to be drawn on August 31, 2012 only. Term Loans Q and R were reduced by the amounts of Term Loan Q2 and R2 in Q1 2012 using the proceeds from Term Loan T. Term Loan Q2 and Term Loan R2 have the same terms as Term Loan Q and Term Loan R shown below.

The voluntary debt exchange and re-pricing process, together with the redemption of shorter-term maturities, which we pursued in 2011, resulted in a further extension of the average maturity of our Senior Credit Facility to approximately 8 years. Hence, Telenet will not face any debt repayments before mid-November 2016.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at the end of March 2012.

Exhibit 2: Debt maturity table as of March 31, 2012

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2012
	(€ in millions)
Amended Senior Credit Facility:
Term Loan Q	357.0	357.0	—	July 31, 2017	Floating - Euribor + 3.25%	Monthly
Term Loan Q2	74.0	—	74.0 (*)	"	"	"
Term Loan R	748.6	748.6	—	July 31, 2019	Floating - Euribor + 3.625%	Monthly
Term Loan R2	50.0	—	50.0 (*)	"	"	"
Term Loan T	175.0	175.0	—	December 31, 2018	Floating - Euribor + 3.50%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3M EUR + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	2,862.6	2,580.6	282.0
(*) Available to be drawn on August 31, 2012.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 14

CASH BALANCE AND AVAILABILITY OF FUNDS

As of March 31, 2012, we held €432.2 million of cash and cash equivalents, compared to €346.6 million as of December 31, 2011. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks. Under the Senior Credit Facility we have access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016. On August 31, 2012, we will also have access to the undrawn amounts under Term Loans Q2 and R2 of €74.0 million and €50.0 million, respectively, with availability up to and including July 31, 2017 and July 31, 2019, respectively.

LEVERAGE RATIO

As of March 31, 2012, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio2 of 3.1x compared to 3.2x on December 31, 2011. Our current leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. We continue to target a stable leverage ratio in the range of 3.5-4.5x Net Total Debt to EBITDA.

2.7    Capital expenditures

Accrued capital expenditures were €78.6 million in Q1 2012 compared to €56.7 million in Q1 2011, representing 22% and 17% of revenue, respectively. The reported 39% year-on-year increase in our accrued capital expenditures was primarily driven by higher set-top box related capital expenditures relative to the prior year period, higher success-based capital expenditures as a result of customers migrating to our EuroDocsis 3.0-enabled Fibernet product, thus generating a higher ARPU, and accelerated network upgrades including the Pulsar node splitting project. As of 2012, the Pulsar project will be executed at a higher pace than prior years with the aim to at least triple the available bandwidth per household by 2015 through a multiplication of optical nodes, connecting our fiber links with the last-mile coax network. The average number of homes connected to such a node will gradually reduce from approximately 1,400 now to 500 by 2015, thereby significantly increasing the broadband down- and upstream speeds. By the end of 2012, we expect to have 50% of all nodes physically and logically upgraded.

Set-top box rental related capital expenditures amounted to €20.4 million in Q1 2012, or 26% of total accrued capital expenditures, as compared to €5.1 million in Q1 2011. The strong year-on-year increase relates to timing variances as in Q1 last year we were primarily reducing our set-box inventory levels whereas in Q1 2012 we have been buffering inventory as a result of the robust inflow of digital TV subscribers and the start of our analog channel reshuffling as of April 2012. Customer installations amounted to €20.2 million in Q1 2012, or 26% of total accrued capital expenditures, primarily boosted by migrations to our Fibernet broadband products, for which we install our brand-new EuroDocsis 3.0 wireless home gateway, and overall strong RGU growth in the quarter. Accrued capital expenditures for network growth and upgrades amounted to €20.1 million in Q1 2012, or 26% of total accrued capital expenditures, and included investments for our node splitting project.

The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs other than those related to Belgian football, and recurring investments in our IT-platform and systems. This implies that 77% of our Q1 2012 accrued capital expenditures were scalable and subscriber growth related as compared to 70% in Q1 2011. We will continue to closely monitor our capital expenditure levels in order to make sure that our capital expenditure drives incremental returns.

_________________
2 Calculated as per Senior Credit Facility definition, using net total debt, excluding subordinated shareholder loans, capitalized elements of indebtedness under the clientele and annuity fees and any other finance leases, divided by last two quarters' annualized EBITDA.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 15

3    Outlook and other information

3.1    Outlook for the year 2012

We reconfirm our full year 2012 outlook as presented at the end of February 2012. Although we achieved solid double-digit growth in both our revenue and Adjusted EBITDA in Q1 2012, we expect our growth rates to trend down in the second half of the year when we will no longer benefit from the favorable impact of the price increases on certain broadband internet products and the basic cable television subscription fee. In addition, since most customers started to subscribe to Sporting Telenet as of Q3 2011 following the acquisition of the exclusive Belgian football broadcasting rights, our growth rate will be higher in the first half of the year as compared to the second half. Nevertheless, we remain comfortable with the targeted 5-6% revenue and Adjusted EBITDA growth for the full year 2012 and consider this to be solid in light of the current macro-economic backdrop and intensely competitive environment.

Our accrued capital expenditures as a percentage of our overall revenue amounted to 22% in Q1 2012, in line with our full year outlook. Relative to the prior year period, we spent relatively more on set-top boxes in light of the robust inflow of digital TV subscribers and our upcoming analog channel reshuffling as of April 2012. At the same time, we continued to invest in our node-splitting project Pulsar, all within the boundaries of our full year outlook.

Finally, our Free Cash Flow fell 36% in Q1 2012 as compared to the prior year period, mainly because of the cash payment for the Belgian football broadcasting rights, higher cash interest expenses and unfavorable fluctuations in our working capital. Yet, we continue to expect a stable Free Cash Flow for the whole of 2012 as we expect the negative trends in our working capital to reverse in the remainder of the year. We believe our solid Free Cash Flow and the fact that we do not face any debt repayments before 2016 will allow for sustainable attractive shareholder returns going forward in the absence of acquisitions and/or a significant change in our business model.

Exhibit 3: Outlook FY 2012

Outlook FY 2012
Revenue growth	5% - 6%
Adjusted EBITDA growth	5% - 6%
Accrued capital expenditures, % of revenue	22% - 23%
Free Cash Flow	Stable

3.2    Shareholder disbursements

We remain committed to deliver attractive and sustainable shareholder disbursements as we pursue a long-term Net Total Debt to EBITDA target between 3.5x and 4.5x. This provides for an optimal balance between growth and shareholder returns on the one hand and attractive access to capital markets on the other hand. Our shareholder remuneration strategy will allow for a continuing solid level of cash returns to shareholders on a long-term basis. In the absence of acquisitions and/or a significant change in our business model, excess cash will be returned to shareholders via dividends, share buybacks, capital reductions or a combination thereof.

For 2012, the board of directors proposed to proceed with a shareholder return of approximately €533.0 million in total. The return will consist of (i) a gross dividend of €1.00 per share; (ii) a net capital reduction of €3.25 per share; and (iii) a €50 million share buy-back program, which was initiated on February 20, 2012. On April 24, 2012, we had repurchased 800,492 own shares under the Share Repurchase Program 2012 for an aggregate amount of €24.2 million. Following the Extraordinary General Meeting of Shareholders (EGM) of April 25, 2012, all repurchased shares under the Share Repurchase Program 2012 before April 25, 2012, have been cancelled.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 16

The AGM/EGM of April 25, 2012 approved the proposed aforementioned shareholder disbursements. The gross dividend of €1.00 per share will be paid on May 10, 2012 (ex date of May 7, 2012), while the net capital reduction of €3.25 per share will be settled on August 31, 2012 (ex date of August 28, 2012).

3.3    Subsequent events

•	Telenet and Mobistar extend the Full-MVNO contract by five years
On May 2, 2012, Mobistar and Telenet announced the extension of their strategic partnership. Both parties will continue the Full-MVNO (Mobile Virtual Network Operator) agreement until 2017. With this contract, Telenet can further expand its offer for mobile voice and data using Mobistar's mobile network. Through a partnership with Telenet, the Walloon cable operator Tecteo (VOO) will also be able to make use of this Full-MVNO agreement to provide mobile services for its cable customers.

3.4    Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren - Reviseurs d'Entreprises CVBA, represented by Jos Briers and Götwin Jackers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the three month period ended March 31, 2012.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 17

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	March 2012	March 2011	Change %

Total Services

Homes passed - Combined Network	2,850,100	2,825,100	1%

Television
Analog Cable TV	779,500	1,024,700	-24%
Digital Cable TV	1,401,200	1,229,000	14%
Total Cable TV	2,180,700	2,253,700	-3%

Internet
Residential Broadband Internet	1,285,000	1,208,800	6%
Business Broadband Internet	41,000	40,400	1%
Total Broadband Internet	1,326,000	1,249,200	6%

Telephony
Residential Telephony	889,100	817,800	9%
Business Telephony	13,200	12,700	4%
Total Telephony	902,300	830,500	9%

Mobile telephony (active customers)	249,900	210,600	19%

Total Services (excl. Mobile)	4,409,000	4,333,400	2%

Churn

Basic cable television	9.5%	9.3%
Broadband internet	7.7%	7.3%
Telephony	7.9%	7.6%

Customer relationship information - Combined Network

Triple-play customers	805,800	734,700	10%
Total customer relationships	2,180,700	2,253,700	-3%
Services per customer relationship	2.02	1.92	5%
ARPU per customer relationship (in € / month)	44.8	40.6	10%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 18

5	Telenet Group Holding NV – Selected EU GAAP condensed
consolidated interim financial statements

5.1	EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2012	2011	Change %

Revenue

Basic cable television	80.6	79.9	1%
Premium cable television	55.0	42.9	28%
Distributors / other	17.1	12.4	38%
Residential broadband internet	113.4	108.6	4%
Residential telephony	75.3	65.8	14%
Business services	22.6	22.0	3%

Total Revenue	364.0	331.6	10%
Expenses
Cost of services provided	(212.4)	(186.7)	14%
Gross Profit	151.6	144.9	5%
Selling, general & administrative expenses	(58.9)	(58.4)	1%
Operating profit	92.7	86.5	7%
Finance income	2.8	39.1	-93%
Net interest income and foreign exchange gain	2.8	2.1	33%
Net gain on derivative financial instruments	—	37.0	n/a
Finance expenses	(70.7)	(52.5)	35%
Net interest expense and foreign exchange loss	(53.1)	(47.2)	13%
Net loss on derivative financial instruments	(17.6)	—	n/a
Loss on extinguishment of debt	—	(5.3)	n/a
Net Finance expense	(67.9)	(13.4)	407%
Share of the loss of equity accounted investees	(0.0)	(0.1)	-100%
Profit before income tax	24.8	73.0	-66%
Income tax expense	(12.6)	(30.2)	-58%
Profit for the period	12.2	42.8	-71%
Other comprehensive income for the period, net of income tax	—	—	n/a
Total comprehensive income for the period	12.2	42.8	-71%

Profit attributable to:	12.2	42.8	-71%
Owners of the Company	12.2	42.8	-71%
Non-controlling interests	0.0	—	n/a

Total comprehensive income for the period, attributable to:	12.2	42.8	-71%
Owners of the Company	12.2	42.8	-71%
Non-controlling interests	0.0	—	n/a

Weighted average shares outstanding	113,186,427	112,452,570
Basic earnings per share	0.11	0.38
Diluted earnings per share	0.11	0.37

Expenses by Nature
Employee benefits	35.4	37.0	-4%
Share based compensation	2.1	6.5	-68%
Depreciation	64.8	62.2	4%
Amortization	19.8	16.6	19%
Amortization of broadcasting rights	11.3	2.3	391%
Losses (gains) on disposal of property and equipment and other intangible assets	1.9	—	n/a
Network operating and service costs	107.0	92.3	16%
Advertising, sales and marketing	16.5	13.0	27%
Other costs	12.5	15.1	-17%
Operating charges (credits) related to acquisitions or divestitures	—	0.0	n/a
Restructuring charges	—	0.1	n/a

Total Expenses	271.3	245.1	11%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 19

5.2    EU GAAP condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2012	2011	Change %

Cash flows from operating activities
Profit for the period	12.2	42.8	-71%
Depreciation, amortization and impairment	97.8	81.1	21%
Working capital changes and other non cash items	(0.4)	28.0	n/a
Income tax expense	9.2	30.3	-70%
Net interest expense and foreign exchange loss	50.3	45.1	12%
Net loss on derivative financial instruments	17.6	(37.0)	n/a
Loss on extinguishment of debt	—	5.3	n/a
Cash interest expenses and cash derivatives	(39.2)	(26.5)	48%

Net cash from operating activities	147.5	169.1	-13%

Cash flows from investing activities
Purchases of property and equipment	(66.5)	(68.4)	-3%
Purchases of intangibles	(24.9)	(14.2)	75%
Proceeds from sale of property and equipment	1.5	1.2	25%
Purchase of broadcasting rights for resale purposes	(6.4)	—	n/a
Proceeds from the sale of broadcasting rights for resale purposes	6.4	—	n/a

Net cash used in investing activities	(89.9)	(81.4)	10%

Cash flows from financing activities
Proceeds from issuance of debt, net of redemptions	51.0	13.5	278%
Repurchase of own shares	(12.2)	—	n/a
Other financing activities (incl. finance leases)	(10.8)	(15.3)	-29%

Net cash from (used in) financing activities	28.0	(1.8)	n/a

Net increase in cash and cash equivalents
Cash at beginning of period	346.6	639.6	-46%
Cash at end of period	432.2	725.5	-40%

Net cash generated	85.6	85.9	0%

Free Cash Flow
Net cash from operating activities	147.5	169.1	-13%
Purchases of property and equipment	(66.5)	(68.4)	-3%
Purchases of intangibles	(24.9)	(14.2)	75%
Principal payment on capital leases (excluding network-related leases)	(1.1)	(1.0)	10%
Free Cash Flow	55.0	85.5	-36%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2012 20

5.3    EU GAAP condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	March 31,	Dec. 31,	Change
	2012	2011

ASSETS
Non-current Assets:
Property and equipment	1,295.3	1,301.1	(5.8)
Goodwill	1,241.8	1,241.8	0.0
Other intangible assets	393.8	409.5	(15.7)
Deferred tax assets	17.4	10.7	6.7
Derivative financial instruments	0.2	0.2	0.0
Investments in equity accounted investees	0.2	0.2	0.0
Other assets	31.6	38.9	(7.3)
Total non-current assets	2,980.3	3,002.4	(22.1)

Current Assets:
Inventories	12.9	9.1	3.8
Trade receivables	88.3	93.6	(5.3)
Derivative financial instruments	0.4	2.0	(1.6)
Other current assets	101.5	88.0	13.5
Cash and cash equivalents	432.2	346.6	85.6
Total current assets	635.3	539.3	96.0

TOTAL ASSETS	3,615.6	3,541.7	73.9

EQUITY AND LIABILITIES
Equity:
Share capital	294.2	294.2	0.0
Share premium and other reserves	958.0	1,005.7	(47.7)
Retained loss	(1,535.9)	(1,548.1)	12.2
Total equity attributable to owners of the Company	(283.7)	(248.2)	(35.5)
Non-controlling interests	3.7	—	3.7
Total equity	(280.0)	(248.2)	(31.8)

Non-current Liabilities:
Loans and borrowings	2,955.7	2,904.1	51.6
Derivative financial instruments	102.5	94.1	8.4
Deferred revenue	3.9	4.4	(0.5)
Deferred tax liabilities	47.0	29.1	17.9
Other liabilities	98.0	115.6	(17.6)
Total non-current liabilities	3,207.1	3,147.3	59.8

Current Liabilities:
Loans and borrowings	61.9	55.4	6.5
Trade payables	128.9	147.3	(18.4)
Accrued expenses and other current liabilities	372.8	319.8	53.0
Deferred revenue	86.1	86.8	(0.7)
Derivative financial instruments	36.4	28.9	7.5
Current tax liability	2.4	4.4	(2.0)
Total current liabilities	688.5	642.6	45.9

Total liabilities	3,895.6	3,789.9	105.7

TOTAL EQUITY AND LIABILITIES	3,615.6	3,541.7	73.9